Exhibit n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Oxford Lane Capital Corp. of our report dated May 23, 2013, relating to the financial statements and financial highlights of Oxford Lane Capital Corp., which appears in such Registration Statement. We also consent to the use of our report dated June 14, 2013 relating to the senior securities table. We also consent to the references to us under the headings "Experts" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

July 3, 2013